Exhibit 23

Independent Auditors' Consent

We consent to the incorporation by reference Perini Corporation’s Annual Report on this Form 10-K for the year ended December 31, 2003, into the Company’s previously filed Registration Statements Nos. 2-82117, 33-24646, 33-46961, 33-53190, 33-53192, 33-60654, 33-70206, 33-52967, 33-58519, 333-03417, 333-26423, 333-51911, 333-75905 and 333-40370 of Perini Corporation of our report dated March 11, 2004, appearing in this Annual Report on Form 10-K of Perini Corporation for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 11, 2004